Exhibit 4.20

AGREEMENT TO PURCHASE PAPDC AND SUBSIDIARIES

Dated: May 26, 2005

This agreement sets out the terms and conditions by which Peace Arch Entertainment Group Inc (the "Purchaser"), will purchase  all of the issued and outstanding shares (the "Shares") in the capital of Peace Arch Project Development Corp. (the "Corporation") owned by which Renegade Motion Picture Corporation (the "Vendor").

The Parties record that the Corporation is the owner of shares of  various companies, including various single purpose production companies (the Corporation and such companies being collectively referred to as the "Corporate Group"), and that the Corporate Group is the owner of various film and television projects and rights associated therewith (the "Media Properties").

.

The Purchaser agrees to purchase the Shares from the Vendor and the Vendor agrees to sell the Shares to the Purchaser for the aggregate consideration of $10.00, which shall be paid in cash on closing.

2.                     The Purchaser acknowledges that it is purchasing the Shares without any representation or warranty of any nature or kind with respect to the Corporate Group.

3.

The transactions contemplated hereby shall be completed at the offices of the Vendor at 407-124 Merton Street, Toronto, Ontario, at 5:00 p.m. (Toronto time) on May 26, 2005, or at such other time and place as the parties may agree in writing. Notwithstanding the actual time and date of the closing, the effective time and date of the closing of the transaction for all purposes shall be deemed to be the close of business on May 26, 2005, and without limitation all closing documents shall bear that date.

4.

On closing, the Vendor shall execute and deliver such transfers of the Shares, conveyances, and other instruments, agreements and documents as may be necessary or desirable to transfer them to the Purchaser, free and clear of all claims, interests and rights of others.

5.

On closing, the Vendor's participation rights in the Sales Agency  Agreement among the Vendor, Peace Arch Entertainment Group Inc. ("PAEG"), and the Corporation shall be terminated and of no further force and effect, and the Vendor shall accept in full settlement of its entitlement thereunder the one time payment of $5,000.00 to be paid forthwith after closing.

Exhibit 4.20

6.                    The Vendor is hereby released by the other parties from all claims, obligations, and liabilities of any nature or kind whatsoever, including anything associated with any and all prior agreements in respect of the Corporation, the Corporate Group, and the Media Properties.

7.

The Vendor hereby releases the other parties from all claim, obligations and liabilities of any nature or kind whatsoever, including anything associated with any and all prior agreements in respect of the Corporation, the Corporate Group, and the Media Properties.

8.

The parties shall do all such acts and things and execute such documents whether before or after closing as may be reasonably necessary or desirable to give effect to these arrangements. In particular, the parties agree to consent to such corporate proceedings as are necessary to be taken to permit the transfer of the Shares as contemplated by this agreement.

9.

The Vendor acknowledges that the Purchaser is a public company and that it will from time to time make public disclosure of this agreement and its terms.

10.

This agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

11.

Any notice to be given under this agreement shall be in writing and  delivered or mailed by prepaid registered mail addressed to the party to whom it is to be given at its address as shown below, or,  in the alternative, may be sent by facsimile transmission or similar means of communication providing that confirming notice in writing is sent as aforesaid within two business days thereafter and shall be deemed to have been received on the day of delivery or communication by facsimile transmission or similar means of communication or on the third  business day after mailing as aforesaid, as the case may be.

If to the Purchaser or PAEG, to:

407-124 Merton Street,

Toronto

Attention: Gary Howsam

Facsimile: (416) 487-6141

Exhibit 4.20

If to the Vendor, to:

4 Fourth Street

Ward's Island,

Toronto

Attention: Steven Rumbelow

Facsimile: TBA

12.

This agreement, and any other instrument executed pursuant hereto, shall not be assigned without the prior written consent of the parties hereto or to any other such instrument, as the case may be, except as expressly permitted herein.

13.

Each party shall bear its own legal and out-of-pocket expenses incurred  in connection with the negotiation and entering into of this agreement and the consummation of the transactions contemplated hereby.

14.

Time shall in all respects be of the essence of this agreement.

15.

This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors and assigns.

16.

If any dispute shall occur between the parties hereto relating to the interpretation or implementation of any of the provisions of this agreement, such dispute shall (except as otherwise expressly provided for herein) be resolved by arbitration in Ontario  in accordance with the rules and procedures of the Arbitrations Act of Ontario by a single arbitrator.  Such arbitrator shall be jointly selected by the parties who are party to the dispute or, failing such joint selection, each of  the disputing parties  shall appoint a partner of any independent accounting firm which is among the five largest in Toronto,. and such appointees shall select the arbitrator. Judgment may be entered on the arbitrations award in any court having jurisdiction.

PEACE ARCH ENTERTAINMENT GROUP          RENEGADE MOTION PICTURE

INC.

CORPORATION

By:__/s/ Gary Howsam___________

By: _/s/_Steven Rumbelow________

PEACE ARCH MOTION PICTURES INC.

PEACE ARCH PROJECT DEVELOPMENT CORP. for itself and the Corporate Group

By:_/s/ Lewin Webb____________

By:_/s/_John Curtis________________